AMENDMENT TO AMENDED AND RESTATED
             ADMINISTRATION AGREEMENT DATED AS OF NOVEMBER 12, 2002

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 27th day of January, 2006, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "TRUST"), on behalf of the Edgewood Growth Fund, a proprietary mutual fund complex (the "FUND COMPLEX"), and SEI Investments Global Funds Services, a Delaware business trust ("SEI GFS"). For purposes of this Amendment, Edgewood Management LLC, adviser of the Fund Complex, shall be referred to as the "ADVISOR."

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement dated as of the 12th day of November, 2002 (the "AGREEMENT"); and

         WHEREAS, the Trust, on behalf of the Fund Complex, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund Complex, SEI GFS and their respective permitted successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

         THE ADVISORS' INNER CIRCLE FUND,
         ON BEHALF OF THE EDGEWOOD GROWTH FUND

         BY: /S/ JAMES NDIAYE
             -----------------------------------
             Name: James Ndiaye
             Title: Vice President

         SEI INVESTMENTS GLOBAL FUNDS SERVICES

         BY: /S/ STEPHEN G. MEYER
             -----------------------------------
             Name: Stephen G. Meyer
             Title: Executive Vice President

         AGREED TO AND ACCEPTED BY:

         By:  Edgewood Management LLC., its Advisor

         BY: /S/ ALAN BREED
             -----------------------------------
             Name: Alan Breed
             Title: Managing Member



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                                  ATTACHMENT 1

                                   SCHEDULE TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
                  THE ADVISORS' INNER CIRCLE FUND, ON BEHALF OF
                            THE EDGEWOOD GROWTH FUND,
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

FUND(S):          Edgewood Growth Fund

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement. The Fund Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE:  0.10% of the first $250,000,000 of the Fund Complex's average daily net assets;
                  0.09% on the next $250,000,000 of the Fund Complex's average daily net assets; and
                  0.08% on average daily net assets of the Fund Complex in excess of $500,000,000.

ANNUAL            The Annual Minimum Fee for the Fund Complex shall be $90,000,
MINIMUM           provided that the Fund Complex has one portfolio. In addition,
FEE:              the Annual Minimum Fee shall be increased by $90,000,
                  allocable among all of the portfolios, for each additional portfolio established after the date hereof; and $15,000, allocable among all of the portfolios, for each additional class of shares established after the date hereof. In the event that any portfolio requests additional services beyond the basic shareholder servicing and other services set forth herein, there will be an additional annual minimum fee of $20,000 per portfolio.

OUT-OF-POCKET     The Fund Complex will reimburse Administrator for its
EXPENSES:         reasonable out-of-pocket expenses incurred in connection with the performance of services under the Agreement, including, but not limited to travel, lodging, meals, telephone charges, faxes, delivery costs, photocopies and other similar expenses.

OPERATIONAL       A critical component of Administrator's services is portfolio
AUTOMATION:       valuations. Trade ticket ("TRADENET") and automated custody reconciliation ("AUTOMATED CUSTODY RECONCILIATION") between fund advisers and Administrator is critical to high quality service. Accordingly, Administrator and the Fund Complex agree to use best efforts to implement TradeNet and Automated
                  Custody Reconciliation as soon as practicable after the Fund
                  Complex's establishment in the Trust.

TERM: Contract term is five years, beginning as of the first date on which the Fund Complex becomes a portfolio of the Trust. The Fund Complex will not be held responsible for any remaining term of the contract in the event of a liquidation of all Fund assets prior to expiration of this agreement.

ASSUMPTIONS:      The distribution services provided to the Fund Complex shall not include investor or broker-dealer support services. The
                  Advisor will be responsible for providing such services to the Fund Complex.

                  This fee schedule, with stated terms, applies only to the Fund Complex listed above for the agreed upon term. Any additional funds or classes must be negotiated as a separate fee arrangement.